SECOND AMENDMENT
TO
EATON CORPORATION
EXCESS BENEFITS PLAN II
(January 1, 2008 Restatement)

WHEREAS, the Corporation maintains in effect the Eaton Corporation Excess Benefits Plan II under a January 1, 2008 Restatement, as amended (the “Plan”); and
WHEREAS, the Pension Administration Committee reserves the right to amend the Plan; and
WHEREAS, the Pension Administration Committee wishes to amend the Plan in order to provide clarification with respect to beneficiary designations.
NOW THEREFORE, the Plan is amended, effective as of January 1, 2016, to provide as follows:
1.    Section 7(b) of the Plan is hereby amended to read as follows:
(b)    If the Participant has a vested interest under the Plan and dies prior to commencement of any benefit under the Plan, the Company will pay a benefit to the Participant’s designated beneficiary in the form of a single sum within ninety (90) days following the Participant’s date of death. The benefit shall be calculated in the same manner as provided under the Pension Plan. A Participant may elect a beneficiary other than his or her spouse (as permitted under the Pension Plan except that no spousal consent shall be required). In the event that the Participant has not made a beneficiary designation under the Plan, the beneficiary under the Plan shall be as determined under the Pension Plan.
IN WITNESS WHEREOF, the Pension Administration Committee has caused this Amendment to be executed through duly authorized persons on this 14th day of December, 2016.

PENSION ADMINISTRATION COMMITTEE

By: /s/ Cynthia K. Brabander
Cynthia K. Brabander
Committee Chair